EXHIBIT 99.1

PRESS RELEASE

Contact:  Roger N. Tuttle
Ezenia! Inc.
Investor Relations
investorrelations@ezenia.com

EZENIA! INC. Announces 2006 Fourth Quarter and Annual Financial Results

Nashua, N.H., March 21, 2007 — Ezenia! Inc. (OTCBB:EZEN.OB), a leading market provider of  real-time collaboration solutions for corporate and government networks and eBusiness,  today reported its financial results for the fourth quarter and fiscal year ended December 31, 2006.

The Company generated revenue of approximately $3.0 million for the fourth quarter of 2006, a 13.8% decrease from approximately $3.5 million for the fourth quarter of 2005.  For the year ended December 31, 2006, revenue was approximately $13.2 million, flat with the approximately $13.2 million for the year ended December 31, 2005.  Excluding revenue related to legacy video-conferencing products and services, revenue from the InfoWorkSpace product line increased approximately 3.3% for the year ended December 31, 2006 as compared to the year ended December 31, 2005.

Income from operations for the quarter ended December 31, 2006 was approximately $444 thousand, or $0.03 per share, as compared to approximately $972 thousand, or $0.07 per share, for the fourth quarter of 2005.  For the year, income from operations was approximately $2.9 million, or $0.20 per share, down from approximately $3.5 million, or $0.24 per share, for the year ended December 31, 2005.

Net income for the fourth quarter of 2006, which included an income tax benefit of approximately $402 thousand relating primarily to a release of the valuation allowance associated with deferred tax assets, was approximately $1.0 million, or $0.07 per share, as compared to net income of approximately $1.1 million, or $0.08 per share, for the fourth quarter of 2005, which included an income tax benefit of approximately $91 thousand relating to a release of the valuation allowance associated with deferred tax assets.  Net income for the year ended December 31, 2006 was approximately $3.9 million, or $0.27 per share, compared to net income for the year ended December 31, 2005 of approximately $3.8 million, or $0.26 per share.

GAAP net income for the fourth quarter of fiscal 2006 includes approximately $92 thousand of equity-based compensation expense relating to the Company’s implementation of Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share Based Payment (“SFAS No.123R”) in the first quarter of 2006. GAAP net income for the year ended December 31, 2006 includes approximately $422 thousand of equity-based compensation expense relating to the Company’s implementation of SFAS No.123R in the first quarter of 2006. There was no equity based compensation expense recorded during the year ended December 31, 2005.

 “While the results in 2006 were clearly affected by the budgetary constraints within the Department of Defense (‘DoD”) during the second half of 2006, we ended the year with cash and cash equivalents at approximately $12.1 million, a 28% or $2.7 million increase from year end 2005.  Similarly, cash and net collectible accounts receivable balance total approximately $15.6 million, which is approximately 12% or $1.7 million higher than where we were at year end 2005. Furthermore, stockholders’ equity increased by approximately 50% to approximately $11.9 million from year to year,” noted Khoa Nguyen, Ezenia Chairman and Chief Executive Officer.

“For the year ended December 31, 2006, there was an increase in operating expenses of approximately 12.9% to approximately $5.9 million, from approximately $5.2 million for the year ended December 31, 2005.  As a percentage of revenue, operating expenses increased to 44.5% for the year ended December 31, 2006 from 39.3% for the year ended December 31, 2005.  This was primarily due to an increase in internally funded product enhancements,” commented Mr. Nguyen.

“Despite budgetary constraints since the second half of 2006 and the overall uncertainty resulting from on-going bidding activities sponsored by the Defense Information System Agency (DISA), revenue and earnings per share for the year ended 2006 mirrored those of the year ended December 31, 2005,” further added Mr. Nguyen.

“As these uncertain business conditions continue into 2007, coupled with the Company’s commitment to further invest in the development of advanced products and build out the sales and marketing organizations, earnings for the year 2007 will be under pressure, especially for the first half of the year.   We believe that product enhancements and upgrades, development of the next-generation products, and more robust field support and sales organizations will better prepare the Company to compete successfully in this ever increasing competitive collaboration market,” remarked Mr. Nguyen.  “The Company remains absolutely focused in the execution of its long term strategy, expanding its customer base within the Department of Defense and Intelligence Community, pursuing new opportunities with various agencies and first responders dealing with the threat of terrorism and natural disasters, and being opportunistic on potential commercial applications.”

About Ezenia! Inc.

Ezenia! Inc. (OTC Bulletin Board: EZEN.OB), founded in 1991, is a leading provider of real-time collaboration solutions, bringing new and valuable levels of interaction and collaboration to corporate networks and eGovernment. By integrating voice, video and data collaboration, the Company’s award-winning products enable groups to interact through a natural meeting experience regardless of geographic distance. Ezenia! products allow dispersed groups to work together in real-time using powerful capabilities such as instant messaging, white boarding, screen sharing and text chat. The ability to discuss projects, share information, and modify documents allows users to significantly improve team communication and accelerate the decision-making process. More information about Ezenia! Inc. and its product and service offerings can be found at the Company’s Web site, http://www.ezenia.com.

Note to Investors Regarding Forward-Looking Statements

Statements included herein that are not historical facts may be considered forward-looking statements. You can identify these forward-looking statements by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” and similar words.  Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. These risks and uncertainties include the considerations that are discussed in the Company’s 2005 Annual Report on Form 10-K as amended for the year ended December 31, 2005, such as the evolution of Ezenia!’s market, dependence on the United States government as its largest customer and on other major customers, continued funding of defense programs by the United States government and the timing of such funding, uncertainty associated with the on-going bidding activities sponsored by DISA, rapid technological change and competition within the collaborative software market, its reliance on third-party technology, protection of its propriety technology, acceptance of IWS in the commercial market, retention of key employees, stock price volatility, customer acceptance of Version 3.0 of InfoWorkSpace, its history of liquidity concerns and operating losses, and other considerations that are discussed further in such report. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made.  The Company disclaims any obligation to update forward-looking statements after the date of such statements.

###

Note: Ezenia! is a registered trademark of Ezenia! Inc., and the Ezenia! Logo and InfoWorkSpace are trademarks of Ezenia! Inc.  Additional information on Ezenia! and its products is available at http:// www.ezenia.com.

EZENIA! INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2006	2005
Assets
Current assets
Cash and cash equivalents	$12,059	$9,405
Accounts receivable, less allowances of $412 and $339 in 2006 and 2005, respectively	3,580	4,533
Prepaid software licenses	3,346	2,477
Prepaid expenses and other current assets	356	311
Deferred tax assets	717	138
Total current assets	20,058	16,864

Capitalized software, net	87	-
Equipment and improvements, net of accumulated depreciation	304	247

Total assets	$20,449	$17,111

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	1,917	1,593
Accrued expenses	535	415
Employee compensation and benefits	229	46
Deferred revenue	5,867	7,125
Total current liabilities	8,548	9,179

Stockholders’ equity
Preferred stock, $.01 par value; 2,000,000 shares authorized, none issued and none outstanding	-	-
Common stock, $.01 par value, 40,000,000 shares authorized, 15,311,174 issued and 14,650,737 outstanding in 2006; 15,248,386 issued and 14,587,949 outstanding in 2005	153	152
Capital in excess of par value	64,368	63,930
Accumulated deficit	(49,759)	(53,289)
Treasury stock at cost, 660,437 shares at December 31, 2006 and December 31, 2005	(2,861)	(2,861)
	11,901	7,932
Total liabilities and stockholders’ equity	$20,449	$17,111

EZENIA! INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for share and per share related data)
(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenues
Product and service revenue	$2,998	$3,479	$13,192	$13,175

Cost of revenues
Cost of product and service revenue	1,070	1,171	4,425	4,480
Gross profit	1,928	2,308	8,767	8,695

Operating expenses
Research and development	476	337	1,723	1,158
Sales and marketing	370	357	1,411	1,535
General and administrative	497	524	2,216	1,826
Depreciation	33	20	105	44
Occupancy and other facilities related expenses	108	98	413	621
Total operating expenses	1,484	1,336	5,868	5,184

Income (loss) from operations	444	972	2,899	3,511

Other income (expense)
Interest income, net	153	64	491	191
Other income	15	-	15	10
	168	64	506	201

Income (loss) before income taxes	612	1,036	3,405	3,712
Income tax benefit	(402)	(91)	(513)	(91)

Net income (loss)	$1,014	$1,127	$3,918	$3,803

Basic and diluted net earnings (loss) per share:
Basic	$0.07	$0.08	$0.27	$0.26
Diluted	$0.07	$0.07	$0.26	$0.25

See accompanying note

Note to Financial Statements

The 2006 financial results include a cumulative effect adjustment for non-material adjustments in the Company’s revenue and cost of sales amortization for its InfoWorkSpace product line and a non-material correction of the 2005 income tax provision.  The cumulative effect adjustment results from the Company applying the provisions of Securities and Exchange Commission Staff Accounting Bulletin No. 108, (“SAB No. 108”).  The Company adopted SAB No. 108 at December 31, 2006 and for the year then ended.  Pursuant to the guidance of SAB No. 108, as of January 1, 2006, the Company recorded a cumulative effect adjustment to increase the deferred revenue balance and increase the prepaid license cost, with a corresponding net charge to retained earnings of approximately $288 thousand.  In accordance with SAB No. 108, the income tax provision was corrected as of January 1, 2006 by recording an adjustment to increase the income tax accrual by approximately $99 thousand, with a corresponding offset to retained earnings.  In accordance with SAB No. 108, reported results for periods prior to January 1, 2006 have not been adjusted.

The 2006 financial statements were affected by these adjustments through a net increase in gross profit of approximately $124 thousand, and an increase in the income tax benefit of approximately $99 thousand.  Of these amounts, approximately $58 thousand of the increase in gross profit and approximately $99 thousand of the increase in the income tax benefit was applicable to previously reported 2006 periods through September 30, 2006.